Bergstrom Capital Corporation

Form N-SAR

For Period Ending 12/31/00

File Number (c) 811-1641

Attachments Per Item 77


Sub-Item 77C.  Matters submitted to a vote of security holders:

(a) The annual meeting of stockholders was held on November 6, 2000.

(b) The following directors were elected at the meeting:
       Erik E. Bergstrom
	 George C. Scott

    The following directors are the other directors now in office:
        William L. McQueen, Norman R. Nielsen, William H. Sperber.

(c)  Other matters voted upon at the meeting:

			        Affirmative	        Negative
				  Votes Cast	       Votes Cast


Ratification of
selection of
independent
accountants.		          891,627	          1,492



(d)  None.